ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 29, 2010

UBS AG $•   Autocallable Optimization Securities with Contingent Protection

Linked to the Russell® 2000 Index due on or about November 9, 2015

Investment Description

UBS AG Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the Russell® 2000 Index (the “underlying index”). The Securities are designed for investors who believe that the level of the underlying index will increase during the term of the Securities. The Securities will be called automatically if the underlying index closes at or above the Starting Level on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date). You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying index closes below the Trigger Level on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying index closes at a level equal to or above the Starting Level on any Observation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the underlying index will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing level of the underlying index on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date) is equal to or greater than the Starting Level. If the Securities are not called, investors will have downside market exposure to the underlying index at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the closing level of the underlying index is above or equal to the Trigger Level on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates*

Trade Date	November 5, 2010
Settlement Date	November 10, 2010
Final Valuation Date**	November 5, 2015
Maturity Date**	November 9, 2015
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
**	Subject to postponement in the event of a market disruption event, as described in the AOS CP product supplement.
Security Offering

These preliminary terms relate to Securities linked to the performance of the Russell® 2000 Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return rate*	Starting Level*		Trigger Level	CUSIP	ISIN
Russell® 2000 Index	9.50% to 11.50%	$	•	50% of the Starting Level	90267F220	US90267F2204
*	Annualized. Actual Call Return rate and Starting Level to be determined on the Trade Date.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated February 12, 2009, the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Russell® 2000 Index	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	AOS CP Product supplement dated February 12, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000158/c139010_690316-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated February 12, 2009, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying index will not close below the Trigger Level, which is 50% of the Starting Level on the Final Valuation Date
♦	You believe the underlying index will close at or above the Starting Level on one of the specified Observation Dates
♦	You are willing to hold securities that will be called on any Observation Date on which the underlying index closes at or above the Starting Level, or you are otherwise willing to hold such securities to maturity, a term of 5 years
♦	You believe the underlying index will remain stable for the term of the Securities and will close at or above the Starting Level on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the applicable Call Return, an annualized return of between 9.50% and 11.50%. The actual Call Return will be set on the Trade Date
♦	You are willing to forgo dividends paid on the stocks comprising the underlying index
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are willing to make an investment where you could lose some or all of your principal
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if:

♦	You believe the underlying index will close below the Trigger Level, which is 50% of the Starting Level on the Final Valuation Date
♦	You seek an investment that is fully principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the applicable Call Return, an annualized return of between 9.50% and 11.50%. The actual Call Return will be set on the Trade Date
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying index closes at or above the Starting Level, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You prefer to receive the dividends paid on the stocks comprising the underlying index
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with UBS, as Issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price	$10.00 per Security
Term	5 years, unless called earlier
Underlying Index	Russell® 2000 Index
Call Feature	The Securities will be called if the closing level of the underlying index on any Observation Date is at or above the Starting Level
Observation Dates	Quarterly, beginning after one year, on or about November 14, 2011, February 6, 2012, May 7, 2012, August 6, 2012, November 5, 2012, February 5, 2013, May 6, 2013, August 5, 2013, November 5, 2013, February 5, 2014, May 5, 2014, August 5, 2014, November 5, 2014, February 5, 2015, May 5, 2015, August 5, 2015 and November 5, 2015 (1)
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.(4) The Call Price will be based upon the applicable Call Return, at an annualized rate of between 9.50% and 11.50%(2). The table below assumes a Call Return of 10% per annum.
Observation Date(3)	*Call Return (numbers below assume 10% per annum)	*Call Price (per Security)
November 14, 2011	10.00%	$11.00
February 6, 2012	12.50%	$11.25
May 7, 2012	15.00%	$11.50
August 6, 2012	17.50%	$11.75
November 5, 2012	20.00%	$12.00
February 5, 2013	22.50%	$12.25
May 6, 2013	25.00%	$12.50
August 5, 2013	27.50%	$12.75
November 5, 2013	30.00%	$13.00
February 5, 2014	32.50%	$13.25
May 5, 2014	35.00%	$13.50
August 5, 2014	37.50%	$13.75
November 5, 2014	40.00%	$14.00
February 5, 2015	42.50%	$14.25
May 5, 2015	45.00%	$14.50
August 5, 2015	47.50%	$14.75
November 5, 2015	50.00%	$15.00
*	Call Return and Call Price amounts have been rounded for ease of analysis

Payment at Maturity (per Security)	If the Securities are not called and the Ending Level is above or equal to the Trigger Level, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.(4)

If the Securities are not called and the Ending Level is below the Trigger Level, you will receive a cash payment on the Maturity Date equal to(4):
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying index declines.

Underlying Return	Ending Level – Starting Level Starting Level
Trigger Level	50% of the Starting Level (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Underlying Index or Underlying Basket; Alteration of Method of Calculation” in the AOS CP product supplement)
Starting Level	The closing level of the underlying index on the Trade Date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Underlying Index or Underlying Basket; Alteration of Method of Calculation” in the AOS CP product supplement)
Ending Level	The closing level of the underlying index on the Final Valuation Date
Determining Payment upon an Automatic Call or at Maturity

(1)	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-22.
(2)	Actual Call Return to be determined on the Trade Date.
(3)	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
(4)	Any payment on the Securities, including any contingent protection is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying index declines.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	5 years
Starting Level:	700
Call Return:	10% per annum (or 2.50% per quarter, after 1 year)
Observation Dates:	Quarterly, beginning after one year, including the Final Valuation Date
Trigger Level:	350.00 (which is 50.00% of the Starting Level)

Example 1 — Securities are Called on the First Observation Date

Closing Level at first Observation Date:	750 (at or above Starting Level, Securities are called)
Call Price (per $10.00):	$11.00

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $11.00 per $10.00 principal amount (10% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Level at first Observation Date:	675 (below Starting Level, Securities NOT called)
Closing Level at second Observation Date:	650 (below Starting Level, Securities NOT called)
Closing Level at third Observation Date:	675 (below Starting Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Starting Level, Securities NOT called)
Closing Level at Final Valuation Date:	750 (at or above Starting Level, Securities are called)

Call Price (per $10.00):	$15.00

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $15.00 per $10.00 principal amount (50% return on the Securities).

Example 3 — Securities are NOT Called and the Ending Level is above the Trigger Level

Closing Level at first Observation Date:	675 (below Starting Level, Securities NOT called)
Closing Level at second Observation Date:	650 (below Starting Level, Securities NOT called)
Closing Level at third Observation Date:	675 (below Starting Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Starting Level, Securities NOT called)
Closing Level at Final Valuation Date:	450 (below Starting Level, but above Trigger Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called and the Ending Level is above or equal to the Trigger Level.

Example 4 — Securities are NOT Called and the Ending Level is below the Trigger Level

Closing Level at first Observation Date:	675 (below Starting Level, Securities NOT called)
Closing Level at second Observation Date:	650 (below Starting Level, Securities NOT called)
Closing Level at third Observation Date:	325 (below Starting Level and Trigger Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Starting Level, Securities NOT called)
Closing Level at Final Valuation Date:	280, (below Starting Level and Trigger Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 60%)
$4.00

Since the Securities are not called and the Ending Level is below the Trigger Level, at maturity you will receive a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying index increases in value as determined on the Observation Dates, or if the Securities are not called on any Observation Date, whether the Trigger Level is breached on the Final Valuation Date and, if so, the extent to which the Underlying Return is negative. If (i) the Securities are not called on any Observation Date and (ii) the Ending Level is below the Trigger Level, you will lose some or all of your principal investment.
♦	The automatic call feature does not allow for participation in the potential appreciation of the underlying index — The appreciation potential of the Securities is limited to the specified Call Return, regardless of the appreciation of the underlying index. In addition, the Call Price will be based in part on the amount of time the Securities have been outstanding. As a result, the Call Price payable on Securities subject to an automatic call in respect of any Observation Date may be less than the Call Price that would have been payable if the Securities had been called on a later Observation Date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event that your Securities become subject to an automatic call.
♦	If the Securities are not called on any Observation Date, the amount you receive on the Securities at maturity will never exceed their stated principal amount — If the Securities are not called on any Observation Date, you will not participate in any appreciation in the level of the underlying index even though you will be subject to the risk of a decline in the level of the underlying index.
♦	The probability that the Securities will be called or that the Ending Level will fall below the Trigger Level will depend on volatility — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index. If the underlying index has historically experienced significant volatility, there is a higher probability that the Securities will be called earlier or that the Ending Level will fall below the Trigger Level. As a result, you may have a lower return on your Securities or you may lose some or all of your investment.
♦	No assurance that the investment view implicit in the Securities will be successful — The Securities are designed for investors who believe the underlying index will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation. However, we cannot assure you of the economic environment or the performance of the underlying index during the term or at maturity of your Securities. It is impossible to predict whether the level of the underlying index will rise or fall. The closing level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index. You should be willing to accept the risks of owning indices in general and the underlying index in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the stocks comprising the underlying index (the “index constituent stocks”) and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.
♦	Reinvestment Risk — If your Securities are automatically called early, the term of the Securities may be reduced to as short as one year and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event that your Securities become subject to an automatic call. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
♦	Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Your contingent protection may terminate on the Final Valuation Date — If the Securities are not automatically called and the Ending Level is greater than or equal to the Trigger Level, your initial investment in the Securities will be protected, subject to the credit of the Issuer. We refer to this feature as contingent protection. However, if the Ending Level is less than the Trigger Level, at maturity you will be fully exposed to any depreciation in the closing level of the underlying index. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the Ending Level is less than the Starting Level.
♦	Contingent protection of your initial investment applies only if you hold the Securities to maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.
♦	Market risk — The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or any of the index constituent stocks included in the underlying index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	The underlying index reflects price return, not total return — The underlying index to which your Securities are linked reflect the changes in the market prices of the index constituent stocks. The underlying index does not, however, reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.
♦	UBS cannot control actions taken by the index sponsor and the index sponsor has no obligation to consider your investment in the Securities — UBS and its affiliates are not affiliated with the sponsor of the underlying index and has no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index or any index constituent stocks may adversely affect the performance and, therefore, the market value of the Securities.
♦	Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities may not reflect the return you would realize if you actually owned the index constituents stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the Maturity Date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying index, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (the “Russell 2000 Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000® Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000 Index, as reported by Bloomberg. The closing level of the Russell 2000 Index on October 28, 2010 was 701.03. The actual starting level will be the closing level of the Russell 2000 Index on the trade date. You should not take the historical levels of the Russell 2000 Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	765.14	684.05	765.14
4/3/2006	6/30/2006	781.83	672.72	724.67
7/3/2006	9/29/2006	734.48	671.94	725.59
10/2/2006	12/29/2006	797.73	718.35	787.66
1/3/2007	3/30/2007	829.44	760.06	800.71
4/2/2007	6/29/2007	855.09	803.22	833.70
7/2/2007	9/28/2007	855.77	751.54	805.45
10/1/2007	12/31/2007	845.72	735.07	766.03
1/2/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/2/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/4/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010*	10/28/2010*	710.13	669.45	701.03
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through October 28, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of the Russell 2000 Index from January 29, 1999 through October 28, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger level of 350.52, which is equal to 50% of the closing level on October 28, 2010. The actual trigger level will be based on the closing level of the Russell 2000 Index on the trade date. Past performance of the Russell 2000 Index is not indicative of the future performance of the Russell 2000 Index.

What are the Tax Consequences of the Securities?

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this free writing prospectus and is subject to any change in law that may take effect after such date.

The discussion below supersedes the discussion under “U.S. Tax Considerations” in the attached prospectus and under “Supplemental U.S. Tax Considerations” in the product supplement. This discussion applies to you only if you are the initial holder of a Security and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a regulated investment company or a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Securities as part of a straddle or a hedging or conversion or other integrated transaction for tax purposes, or
♦	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States Holder if you are a beneficial owner of Securities and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES. THE RISK THAT THE SECURITIES WOULD BE RECHARACTERIZED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS INSTRUMENTS GIVING RISE TO CURRENT ORDINARY INCOME (EVEN BEFORE THE RECEIPT OF ANY CASH) AND SHORT-TERM CAPITAL GAIN OR LOSS (EVEN IF HELD FOR A PERIOD LONGER THAN ONE YEAR), IS HIGHER THAN WITH OTHER NON-PRINCIPAL-PROTECTED EQUITY-LINKED SECURITIES.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as pre-paid derivative contracts with respect to the underlying index and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization.

Unless otherwise indicated, the following discussion assumes such characterization will be respected. If your Securities are treated as pre-paid derivative contracts, you should not recognize taxable income or loss over the term of the Securities prior to maturity, other than pursuant to a sale or exchange of such Securities. You should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities should be equal to the price you paid for them. Capital gain of a noncorporate United States Holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives in 2007 introduced a bill that, if enacted, would have required holders of Securities purchased after the bill were enacted to accrue interest income over the term of the Securities despite the fact that there would be no interest payments over the term of the Securities. It is not possible to predict whether a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Alternative Treatments.  Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above.

For example, it is possible that your Securities could be treated as a cash settled put option written by you and a deposit in cash equal to the amount you have invested to secure your obligations under the put option. Under this characterization, if the Securities are not called, you may realize short-term capital loss on the Maturity Date, and upon a call of the Securities, a portion of the payment you receive may be considered attributable to interest or original issue discount on the deposit (which you may be required to accrue over the term of the Securities) with the balance being considered the amount realized for the Security upon which you may realize a short term capital gain (even if you held the Security for more than one year).

In addition, it is possible that your Securities could be treated as debt instruments subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, call, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Security. Any gain you recognize upon the sale, call, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Moreover, it is possible that any rebalancing, roll, substitution or recomposition of the underlying index could be treated as a deemed taxable exchange that could cause you to recognize gain on loss as such rebalance, roll, substitution or recomposition date as if there were a sale of the Securities for their then fair market value.

Alternatively, the Internal Revenue Service could seek to characterize your Securities in a manner that results in other tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the underlying index or the constituents thereof, (ii) you should be required to accrue interest income over the term of your Securities or (iii) any gain or loss that you recognize upon the call or maturity of your Securities should be treated as an ordinary gain or loss.

You should consult your tax advisor as to the tax consequences of such alternative characterizations described above and any other possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax on Net Investment Income.  Beginning in 2013, United States Holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States Holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  Under recently enacted legislation, United States Holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns for taxable years beginning after March 18, 2010, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. Based on the agreed characterization of the Securities, an investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.  If you are a noncorporate United States Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	any payments of proceeds including redemptions at maturity on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Under recent legislation, certain payments to corporations may also be subject to information reporting requirements.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States Holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States Holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. If you are engaged in a trade or business in the United States, you will generally be subject to U.S. tax similar to a United States Holder with respect to any income, gain or loss from the Securities that is effectively connected with such U.S. trade or business, and in such case, if you are a foreign corporation, you may also be subject to a 30% branch profits tax.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.